Registration No. 333-00907







               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                 POST EFFECTIVE AMENDMENT NO. 1

                               TO

                            FORM S-4

                     REGISTRATION STATEMENT

                              UNDER

                   THE SECURITIES ACT OF 1933

             STRUCTURAL DYNAMICS RESEARCH CORPORATION
       (Exact name of Issuer as specified in its Charter)

          Ohio                          31-0733928
(State of Incorporation)    (I.R.S. Employer Identification Number)

                            7372
        (Primary Standard Industrial Classification Code Number)

                        2000 Eastman Drive
                       Milford, Ohio  45150
                         (513) 576-2400
      (Address and Telephone Number of Principal Executive Office)

                     John A. Mongelluzzo, Esq.
                    Vice President, Secretary and
                          General Counsel
                         2000 Eastman Drive
                        Milford, Ohio  45150
                          (513)-576-2400

      (Name, Address, and Telephone Number, of Agent for Service)

     At 5:00 p.m. EDT on May 28, 1996, the Registration Statement on Form S-4 of Structural Dynamics Research Corporation ("SDRC"), Registration No. 333-00907, became effective with the Securities and Exchange Commission. Pursuant to such Registration Statement, SDRC registered up to 2,000,000 shares of common stock without par value in connection with the merger of CAMAX Manufacturing Technologies, Inc., Minneapolis, Minnesota ("CAMAX"), into SDRC, with SDRC as the surviving corporation. The number of shares to be issued was to be determined in accordance with the Agreement of Merger and Plan of Reorganization dated as of January 16, 1996 by and between SDRC and CAMAX
(the "Merger Agreement") pursuant to a 20-day average selling price ending on the second trading day prior to the mailing date of the Prospectus to the CAMAX shareholders.

     SDRC hereby files this Post Effective Amendment No. 1 to Registration Statement No. 333-00907 to remove from registration by means of a post-effective amendment 1,032,592 shares of the securities registered thereunder for the following reason. The number of shares registered under Registration Number 333-00907 contemplated a variable exchange ratio, which, when calculated, resulted in the necessity to issue fewer shares than were registered. In addition, one shareholder of CAMAX dissented and received cash for his shares in the exchange instead of SDRC common stock.

    SDRC hereby deregisters 1,032,592 shares of common stock without par value not issued.

                                   SIGNATURES

     In accordance with the provisions of Rule 478 and pursuant to the terms of Registration Statement No. 333-00907, the undersigned agent and duly appointed attorney-in-fact, has signed the Post Effective Amendment No. 1 to the said Registration Statement on the date and at the place set forth below.

Cincinnati, Ohio              STRUCTURAL DYNAMICS RESEARCH CORPORATION


Date: 4/15/97                By: /s/ John A. Mongelluzzo
                                 John A. Mongelluzzo
                                  Vice President, Secretary and General Counsel

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JOHN A. MONGELLUZZO his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:                     Date:


/s/John A. Mongelluzzo*     President and       April 15, 1997
Albert F. Peter             Chief Executive
                            Officer




Principal Financial and Accounting Officer:


/s/ John A. Mongelluzzo*    Vice President,     April 15, 1997
Jeffrey J. Vorholt          Chief Financial
                            Officer, and
                            Treasurer


Directors of the Company:                        Date:

/s/ John A. Mongelluzzo*                         April 15, 1997
William P. Conlin


/s/ John A. Mongelluzzo*                         April 15, 1997
Albert F. Peter


/s/ John A. Mongelluzzo*                         April 15, 1997
John E. McDowell

/s/ John A. Mongelluzzo*                         April 15, 1997
Gilbert R. Whitaker, Jr.

/s/ John A. Mongelluzzo*                         April 15, 1997
Bannus B. Hudson

/s/ John A. Mongelluzzo*                         April 15, 1997
James W. Nethercott

/s/ John A. Mongelluzzo*                         April 15, 1997
Arthur B. Sims



* John A. Mongelluzzo, by signing his name hereto, signs this document on behalf of himself as Vice President, Secretary and General Counsel and on behalf of each person indicated above pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.



                              /s/ John A. Mongelluzzo
                              John A. Mongelluzzo
                              Attorney-In-Fact